Independent Public Accountants' Consent



     The Board of Directors
     Valley National Bancorp:

     We consent to the incorporation by reference herein and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 of Valley National Bancorp of our report dated January 22, 1997, relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Valley National Bancorp. Our report refers to the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994.



                                                           KPMG PEAT MARWICK LLP


     Short Hills, New Jersey
     September 25, 1997